Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

BlackRock Kelso Capital Corporation:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of BlackRock Kelso Capital Corporation (the “Company”), including the consolidated schedule of investments, as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the three years ended December 31, 2013 and the financial highlights for each of the five years in the period then ended, and have issued our report on those consolidated financial statements and consolidated financial highlights dated March 6, 2014. Such financial statements and financial highlights and our report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and in the Prospectus, which is part of this Registration Statement on Form N-2 (the “Prospectus”).

We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of the Company as of December 31, 2011, 2010, and 2009, and the related consolidated statements of operations, changes in net assets, and cash flows for the years ended December 31, 2010 and 2009 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth under the heading “Senior Securities” as of December 31, 2013, 2012, 2011, 2010, and 2009, appearing on page 53 of the Prospectus, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York

March 21, 2014